UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): December 30, 2014

Torchlight Energy Resources, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36247	74-3237581
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5700 W. Plano Parkway, Suite 3600
Plano, Texas 75093

(Address of principal executive offices)

Telephone – (214) 432-8002

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.02  Termination of a Material Definitive Agreement.

On December 30, 2014, the Securities Purchase Agreement we entered into on December 1, 2014 with certain institutional investors terminated prior to any closings.  The agreement contemplated raising up to an aggregate of $40 million of senior secured promissory notes with a first closing of $10.35 million.  The agreement terminated because certain conditions to closing did not occur.  Holders of our 12% Series A Secured Convertible Promissory Notes (“Series A Notes”) have a first lien security interest on all our assets.  As a condition to closing of the transaction, the new investors required a first lien security interest on all of our assets at closing.  We provided notice to the Series A Note holders of the financing transaction and conditionally gave each holder three choices: (i) conversion of the Series A Note into shares of common stock, (ii) consent to amendment of the Series A Note to subordinate the Series A Note holder’s lien and extend the maturity date of the Series A Note, and/or (iii) redemption of the Series A Note for cash.  As of the deadline for such election, less than the required number of Series A Note holders chose to either convert or consent to the amendment.  In connection therewith, the Securities Purchase Agreement did not close and was terminated.  Any of the three choices selected by the Series A Note holders is of no force or effect, and each Series A Note holder will continue to own its Series A Note under the existing terms and conditions and will retain all rights thereunder.

Under the terms of the termination of the Securities Purchase Agreement, the $5 million deposited into escrow was returned to the investors, and we issued to the investors certain five-year warrants to purchase a total of 85,750 shares of common stock at an exercise price of $2.50 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torchlight Energy Resources, Inc.

Date: December 30, 2014	By: /s/ John Brda
John Brda
President